EXHIBIT 12



                           SONAT INC. AND SUBSIDIARIES

                        Computation of Ratios of Earnings
                   from Continuing Operations to Fixed Charges
                              Total Enterprise (a)



                                        Three Months Ended March 31,                        Years Ended December 31,


                                            1998           1997            1997        1996         1995         1994        1993
                                            ----           ----            ----        ----         ----         ----        ----

                                                                                               (In Thousands)

Earnings from Continuing Operations:
   Income (loss) before income taxes      $54,215      $104,809         $122,849    $351,302     $300,373    $144,423     $354,325
Fixed charges (see computation below)      46,412        39,688          168,981     162,291      174,634     133,902      130,670
   Less allowance for interest
     capitalized                           (1,424)       (2,043)          (7,447)     (7,642)      (8,072)     (7,736)      (4,329)
                                          -------      --------         --------    --------     --------    --------     --------
Total Earnings Available for Fixed
   Charges                                $99,203      $142,454         $284,383    $505,951     $466,935    $270,589     $480,666
                                          =======      ========         ========    ========     ========    ========     ========


Fixed Charges:
   Interest expense before deducting
      interest capitalized                $44,208      $ 37,711         $160,829    $154,769     $167,068    $126,193     $123,619
   Rentals(b)                               2,204         1,977            8,152       7,522        7,566       7,709        7,051
                                          -------      --------         --------    --------     --------    --------     --------
                                          $46,412      $ 39,688         $168,981    $162,291     $174,634    $133,902     $130,670
                                          =======      ========         ========    ========     ========    ========     ========


Ratio of Earnings to Fixed Charges            2.1           3.6              1.7         3.1          2.7         2.0          3.7
                                          =======      ========         ========    ========     ========    ========     ========


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(a)  Amounts  include the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.